EXCLUSIVE LICENSE AGREEMENT

("Agreement")

Licensor:

CBI POLYMERS, INC. (a Delaware corporation)

Licensee:

ZEC, INC. (a Delaware corporation)

License Rights:

Licensee shall have the exclusive, world-wide right to manufacture, contract manufacture, market, sell, and distribute or sublicense DeconGel, PrestorPro and   all future products developed and/or acquired by Licensor ("Covered Products”).

All production agreements and any sublicense production agreements shall be submitted to the Licensor for approval.

New products, new formulas of current products or package sizes may be added   to CBIP's line of products. Pricing for new products or package sizes are subject to change by the Licensor for a commercially reasonable basis and with at least thirty (30) days' notice to Licensee.

Sublicense Rights:

Sublicense agreements shall be submitted to the Licensor for approval. Such approval shall not be unreasonably withheld as long as the economic terms of the sublicense agreement to the   benefit of the   Licensor are economically consistent with this Agreement.

Transfer of Contracts:

All outstanding and pending marketing, sales and distribution relationships of Licensor for goods and/or services, to the extent transferable, shall be assigned to Licensee.

Know How:

Any and all applications techniques developed to date or in the future by Licensor are to be made available to Licensee.

Sale of Inventory:

Licensor agrees to sell to Licensee Licensor's existing product inventory at Licensor's fully loaded cost or at such price as may be agreed to by the parties.

Consideration:

Licensee agrees to pre -pay Licensor, in cash or other consideration, a sum equal to

$25,000 per month for the first 24 months of this Agreement for all rights related to existing products and services including those products and services under development as of the date of this Agreement.

Licensee further agrees to pay Licensor currently, in cash or other consideration, a sum equal to $10,000 per month during the term of this agreement for all rights related to future products and services not yet under development as of the date of this Agreement.

Royalty:

Licensee agrees to pay Licensor a royalty equal to the lesser of (a) ten percent (10%) of the revenue collected by Licensee (or by sub -licensee, if applicable) from the sale of all current and future products, or (b) $0.90 per liter on the sale of such products if applicable. Royalties shall be paid monthly in arrears within thirty (30) days of month's end.

Expenses:

Licensee shall bear the burden of its expenses of selling the Covered Products.

R & D:

Each party to this Agreement agrees to work with the other party to further product research and development.

Effective Date:

This Agreement shall be effective as of the date it is executed as set forth by the signatories below.

Tax Burden:

The Parties shall work together to minimize the tax burden in any of the above transactions.

Term:

This Agreement shall be for a term of two (2) years and shall be automatically renewable for nine (9) additional terms of two (2) years each provided that neither party is in breach of this Agreement. If either party is in breach the non- breaching party may extend this Agreement at its discretion.

Default:

If either party breaches any of the terms of this Agreement, the non -breaching party shall have the right to demand that the breaching party cure the breach within a commercially reasonable period of time. If the breach is not cured within a commercially reasonable period of time, the non -breaching party may seek any and all appropriate remedies including termination of this Agreement.

Notices:

Any notices or other communications  required  or permitted  under  this Agreement shall be sufficiently given if personally delivered to or sent by registered mail  or certified mail, postage prepaid, or by fax addressed as follows:

If to Licensor, to:

Jack Merbler, President CBI Polymers, Inc.

15110 Dallas Parkway, Suite 510

Dallas, TX 75248

If to Licensee, to:

E. Thomas Layton, Chairman & CEO ZEC, Inc.

1002 North Central Expressway, Suite 495

Richardson, TX 75080

Governing Law:

This Agreement will be governed by and construed, enforced, and interpreted in accordance with the internal and substantive laws of the State of Texas, without giving effect to principles of conflict of laws or the choice of law rules of any jurisdiction other than the State of Texas.  The Parties agree to submit to the exclusive jurisdiction of the courts of the State of Texas and of the United States located in Dallas, Texas, and agree to waive, to the fullest extent permitted by law,  any objection to the laying of venue of any suit, action or proceeding arising out of this license agreement in any such court.

LICENSOR:

CBI POLYMERS, INC.

a Delaware corporation

By:     /s/ Jack Merbler

Name:  Jack Merbler

  Title: President

LICENSEE: ZEC, INC.

a Delaware corporation

Date:  4/13/2016

By:     /s/ E. Thomas Layton

Date:  4/13/2016

Name: E. Thomas Layton Title:  Chairman & CEO